Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE
For Further Information, Contact:
John J. Millerick
Senior Vice President & CFO
(978) 326-4000

Paul M. Roberts
Director of Communications
(978) 326-4213
proberts@analogic.com

Analogic Corporation Announces Revenues and Earnings for Its

Fourth Quarter and Fiscal Year Ended July 31, 2007

PEABODY, MA (September 24, 2007) – Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high-precision health and security imaging equipment, today announced revenues and earnings for its fourth quarter and twelve-month period ended July 31, 2007.

Revenues from continuing operations for the fourth quarter ended July 31, 2007, were $92,933,000, compared with the prior year’s fourth-quarter revenues from continuing operations of $83,718,000, an increase of $9,215,000, or 11%. Net income from continuing operations for the quarter ended July 31, 2007, before discontinued operations and the cumulative effect of a change in accounting principle, was $8,322,000, or $0.60 per diluted share, compared with a net loss from continuing operations of $8,070,000, or a loss of $0.59 per diluted share, for the prior year’s fourth quarter.

During the fourth quarter of the year ending July 31, 2007, Bio-Imaging Research, Inc. (BIR), of Lincolnshire, Illinois, of which Analogic had approximately 17% ownership, declared a dividend and made a dividend payment of $1,429,000 to the Company on May 24, 2007. Also on that day Analogic sold its entire ownership interest in BIR for approximately $3,714,000, of which $2,807,000 was paid in cash upon closing, with the remaining $907,000 to be held in escrow for up to two years to secure any indemnification claims. The Company recorded income before taxes on the sale and related dividend income of $4,036,000 during the quarter and will recognize the escrow balance, less any amount used to satisfy indemnification claims, as income before taxes as the cash is received.

During the quarter ended July 31, 2006, the Company recorded restructuring and asset impairment charges totaling $12,085,000 related to a $7,730,000 writedown of capitalized software and excess inventory related to a medical Computed Tomography (CT) development program, a $3,850,000 writedown related to the Company’s decision to discontinue the development of a medical CT workstation, and asset impairment and restructuring charges of $505,000 related to the fiscal 2006 closure of the Company’s SKY Computers subsidiary. The net loss attributable to discontinued operations and the disposal of discontinued operations for the three months ended July 31, 2006, was $453,000, or a loss of $0.04 per diluted share.

Net income for the fourth quarter ended July 31, 2007, was $8,322,000, or $0.60 per diluted share, compared to a net loss of $8,523,000, or a loss of $0.63 per diluted share, for the prior year’s fourth quarter.

Revenues for the twelve months ended July 31, 2007, were $340,782,000, compared with the prior year’s revenues of $351,445,000, a decrease of $10,663,000, or 3%. Net income from continuing operations before discontinued operations and the cumulative effect of a change in accounting principle for the twelve-month period was $15,380,000, or $1.10 per diluted share, compared with $4,600,000, or $0.33 per diluted share, for the same period a year ago, an increase of $10,780,000, or 234%.

During the twelve-month period ended July 31, 2006, the Company recorded asset impairment charges of $14,876,000 related to a $7,730,000 writedown of capitalized software and inventory on hand in excess of future estimated requirements related to a medical CT development program, a $3,850,000 writedown related to the Company’s decision to discontinue the development of a medical CT workstation, $2,805,000 related to the closure of SKY Computers, Inc., and $491,000 related to the writedown of certain assets to their net realizable value.

During the year ended July 31, 2006, the Company realized a net gain of $20,207,000, or $1.46 per diluted share, from the sale of its Camtronics Medical Systems subsidiary to Emageon, Inc. of Birmingham, Alabama, on November 1, 2005. As a result of the sale, the Company classified the Camtronics business as a discontinued operation and recast its financial statements accordingly to represent the operation as discontinued.

Net income attributable to discontinued operations, the cumulative effect of a change in accounting principle, and the gain on disposal of discontinued operations for the twelve months ended July 31, 2006, was $20,466,000, or $1.48 per diluted share.

Net income for the twelve months ended July 31, 2007, was $15,380,000, or $1.10 per diluted share, compared with a net income of $25,066,000, or $1.81 per diluted share, for the same period a year earlier.

Jim Green, Analogic President and CEO, said, “Several trends were evident in our health businesses this quarter. Sales of our high-performance CT subsystems were up significantly from a very good quarter a year earlier. Sales of ultrasound systems and subsystems, and of power systems for magnetic resonance imaging, were on a par with last year’s strong performance.” During the quarter Analogic announced that its Anrad subsidiary had concluded a supply agreement to develop and provide advanced flat-panel digital radiography detector plates to Siemens AG for next-generation Full-Field Digital Mammography (FFDM), which are particularly suitable for use in next-generation tomosynthesis systems. “We expect sales of amorphous Selenium-based, flat-panel detector plates for digital mammography to grow significantly over the course of the next several years,” Green noted. During the quarter the Company also concluded an agreement granting CAS Medical Systems, Inc., of Branford, Connecticut, exclusive worldwide rights to market and sell Analogic’s innovative LIFEGARD® Family of non-invasive patient monitors.

Security revenues were up modestly over a weak quarter a year earlier as the Company shipped 15 EXplosive Assessment Computed Tomography (EXACT®) Systems to L-3 Communications, up from 11 systems a year earlier. The Company shipped 52 EXACTs in fiscal 2007, compared to 107 a year earlier. Shortly after the quarter ended, the Company received a $17.5 million order for EXACT systems and upgrade components from L-3.

“The security systems business continues to offer us a number of opportunities,” said Green. “We see a sustained demand for our current EXACT system and upgrades. We’re also developing checked baggage screening systems for two potentially developing market segments new for Analogic: the KING COBRA for the many small to mid-sized airports that currently use expensive, labor-intensive screening procedures, and the XLB1100 for large, high-volume airports.”

Addressing the checkpoint, a segment new to Analogic, at the end of the quarter the Company installed its first Carry-On Baggage Real-time Assessment (COBRA) system at Cleveland Hopkins International Airport in Ohio, the first “Auto-EDS” installed at any airport checkpoint in the world. An Automatic Explosives and Weapons Detection System, the COBRA has performed exceptionally well and been received enthusiastically by checkpoint inspectors and by passengers, who are no longer required to remove laptop computers or “3-1-1” bags of liquids from their carrying cases. The Company is scheduled to install additional COBRA prototypes as the primary screening devices at three additional airports over the next several months.

“This has been a year of significant transition,“ said Green. “Following a disappointing first quarter, income from operations has improved for three consecutive quarters. As I noted in June, the Company has eliminated losses in its end-user Medical Computed Tomography business and significantly reduced its losses in its Digital Radiography business. We trimmed some administrative expenses and sharpened the focus of our research and development efforts, reducing expenditures while continuing to invest in exciting breakthrough technologies, such as our new, high-power, non-contact

PowerLink™. Significant advances in computed tomography, like the PowerLink, have application in both our health and security businesses. We continue to focus our resources on the health and security opportunities that have the greatest potential for long-term growth and profitability. We are confident that we have the building blocks – solid base businesses; advanced, proprietary technology; and a strong balance sheet – to help ensure Analogic’s long-term success as The World Resource for Health and Security Technology.”

Conference Call

Analogic will conduct an investor conference call on Monday, September 24, at 11:00 a.m. ET to discuss the fourth-quarter and fiscal-year 2007 results and recent developments. To participate in the conference call dial 1-866-823-6992 (toll free), or 1-334-323-7225 for international callers, approximately five to ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, Passcode 03391. You will then be asked for your name, organization, and telephone number and be connected to the conference. To listen to the live audio webcast, visit www.analogic.com approximately five to ten minutes before the conference is scheduled to begin.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through Monday, October 15, 2007.

A telephone digital replay will be available approximately two hours after the call is completed through midnight (ET) Monday, October 1, 2007. To access the digital replay, dial 1-877-919-4059 (toll free), or 1-334-323-7226 for international callers. The conference ID number is 13196930. For more information on the conference call, visit www.analogic.com, call 978-326-4213, or email proberts@analogic.com.

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Automatic Explosives Detection, Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, and Advanced Signal Processing.

Forward-Looking Statements

Any statements in this press release about future expectations, plans, and prospects for the Company, including statements about orders for the Company’s products, statements about shipments and installation of the Company’s products, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to technology development and commercialization, risks in product development, limited demand for the Company’s products, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, and other factors discussed in our most recent quarterly report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of September 24, 2007. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to September 24, 2007.

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.Consolidated Statements of Operations (in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	(Unaudited)		(Audited)
	2007	2006	2007	2006

Net revenue:
Products	$83,070	$76,131	$312,921	$323,486
Engineering	6,722	4,513	17,182	17,859
Other	3,141	3,074	10,679	10,100

Total net revenue	92,933	83,718	340,782	351,445

Cost of sales:
Products	50,928	49,502	192,572	197,605
Engineering	6,450	5,899	15,736	19,963
Other	1,797	1,455	6,634	5,381
Asset impairment charges	—	6,182	8,625	7,361

Total cost of sales	59,175	63,038	223,567	230,310

Gross margin	33,758	20,680	117,215	121,135

Operating expenses:
Research and product development	11,186	12,232	46,955	51,790
Selling and marketing	8,622	7,642	30,066	29,242
General and administrative	11,098	10,779	36,789	37,837
Restructuring and asset impairment charges	—	5,903	1,080	7,515

Total operating expenses	30,906	36,556	114,890	126,384

Income (loss) from operations	2,852	(15,876)	2,325	(5,249)

Other (income) expense:
Interest income, net	(3,223)	(3,043)	(12,755)	(10,155)
Equity (gain) loss in unconsolidated affiliates	80	—	667	787
Gain on sale of marketable securities	(4,036)	—	(4,036)	—
Other	(32)	144	(226)	(14)

Total other (income) expense	(7,211)	(2,899)	(16,350)	(9,382)

Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	10,063	(12,977)	18,675	4,133
Provision (benefit) for income taxes	1,741	(4,907)	3,295	(467)

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	8,322	(8,070)	15,380	4,600
Income (loss) from discontinued operations (net of income tax provision of $20 and $146 for the three and twelve months ended July 31, 2006)	—	(20)	—	139
Gain (loss) on disposal of discontinued operations (net of income tax benefit of $219 and income tax provision of $8,885 for the three and twelve months ended July 31, 2006)	—	(433)	—	20,207
Cumulative effect of change in accounting principle (net of income tax of $61 for the twelve months ended July 31, 2006)	—	—	—	120

Net income (loss)	$8,322	$(8,523)	$15,380	$25,066

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.60	$(0.59)	$1.11	$0.34
Income from discontinued operations, net of tax	—	—	—	0.01
Gain (loss) on disposal of discontinued operations, net of tax	—	(0.04)	—	1.47
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.01

Net income (loss)	$0.60	$(0.63)	$1.11	$1.83

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.60	$(0.59)	$1.10	$0.33
Income from discontinued operations, net of tax	—	—	—	0.01
Gain (loss) on disposal of discontinued operations, net of tax	—	(0.04)	—	1.46
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.01

Net income (loss)	$0.60	$(0.63)	$1.10	$1.81

Dividends declared per share	$0.10	$0.10	$0.40	$0.38
Shares outstanding:
Basic	13,670	13,815	13,814	13,704
Diluted	13,842	13,912	13,946	13,853

Condensed Consolidated Balance Sheets (in thousands)

	July 31,	July 31,
	2007	2006
	(Audited)	(Audited)
Assets:
Cash, cash equivalents and marketable securities	$228,545	$258,237
Accounts receivable, net	58,926	52,112
Inventories	54,413	55,518
Other current assets	23,558	24,968

Total current assets	365,442	390,835

Property, plant and equipment, net	80,482	81,853
Other assets	13,217	15,957

Total Assets	$459,141	$488,645

Liabilities and Stockholders’ Equity:
Accounts payable	$21,734	$17,372
Accrued liabilities	26,570	24,111
Advance payments and deferred revenue	11,517	9,386
Accrued income taxes	5,507	5,011
Total current liabilities	65,328	55,880

Deferred income taxes	456	840

Total long-term liabilities	456	840

Stockholders’ Equity	393,357	431,925

Total Liabilities and Stockholders’ Equity	$459,141	$488,645